Exhibit 99.1

          SUPERVALU Reports Record Second Quarter Fiscal 2007 Results,
                      Quarter Includes Acquired Operations

  Company Reports Combined Record Sales of $10.7 Billion Compared to $4.6 Billion Last Year, Record Net Earnings of $132 Million Compared
  to $34 Million Last Year, and Record Diluted Earnings Per Share of
                   $0.61 Compared to $0.24 Last Year

              SUPERVALU's Powerful Transformation Begins


    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 10, 2006--SUPERVALU INC. (NYSE:SVU) today reported results for the second quarter of fiscal 2007. The company reported record net sales of $10.7 billion compared to $4.6 billion last year, record net earnings of $132.0 million compared to $33.8 million last year, and record diluted earnings per share of $0.61 compared to $0.24 last year. SUPERVALU's second quarter includes 12 weeks of SUPERVALU results ended September 9, 2006 and 13 weeks of acquired operations ended August 31, 2006. On June 2, SUPERVALU completed its $11.3 billion acquisition of Albertson's premier retail properties which transformed SUPERVALU into the nation's third-largest supermarket chain with leading market shares across the country.

    Second quarter results include charges for one-time transaction costs of $0.04 per diluted share, expense from the adoption of FAS 123R related to stock option expensing of $0.01 per diluted share, and the impact of the Hybrid Income Term Security Units which did not settle upon close of the acquisition of $0.02 per diluted share. Last year's second quarter results included charges of $0.27 per diluted share related to the plan to sell the Shop 'n Save Pittsburgh stores and losses incurred from Hurricane Katrina.

    Jeff Noddle, SUPERVALU chairman and chief executive officer said, "This quarter represents the first quarter of combined results since the June acquisition of Albertson's premier retail properties. We produced double-digit earnings per share growth by significantly increasing our after-tax earnings, demonstrating the accretive acquisition and the powerful improvement in our business model. The sizable transformation of SUPERVALU, where retail now accounts for the vast majority of total operating earnings, is apparent in these results. As a coast-to-coast grocery and pharmacy retailer with more than 2,500 stores which includes 928 in-store pharmacies across the country, we hold leading market share positions in many of the largest cities in the country. We are implementing a sizable capital program and refining both our national and in-store merchandising programs. At the same time, we are equally committed to capturing efficiencies of our new size, leveraging our supply chain expertise while generating strong cash flow to reduce debt."

    For the first half of fiscal 2007, the company reported net sales of $16.4 billion compared to $10.5 billion last year, net earnings of $218.8 million compared to $125.0 million last year, and diluted earnings per share of $1.21 compared to $0.88 last year. First quarter results did not include any operating results from the acquisition. Results for the first half of fiscal 2007 include charges for one-time transactions costs of $0.10 per diluted share, expense from the adoption of FAS 123R related to stock option expensing of $0.06 per diluted share, and the impact of the Hybrid Income Term Security Units which did not settle upon close of the acquisition of $0.02 per diluted share. Results for the first half of fiscal 2006 included charges primarily related to the plan to sell the Shop 'n Save Pittsburgh stores and losses incurred from Hurricane Katrina of $0.27 per diluted share.

    Segment Results

    Retail Food Segment - Second quarter retail net sales were $8.5 billion, compared to $2.4 billion last year. The sales increase reflects the acquisition of Albertson's premier retail properties. Starting this quarter, all identical store sales are exclusive of fuel. Identical store sales growth for SUPERVALU retail in the quarter was negative 1.0 percent. When adjusted for planned in-market store expansion, second quarter identical store sales growth for SUPERVALU retail was negative 0.6 percent. The acquired stores identical store sales growth in the quarter was positive 30 basis points. When combined, identical store sales growth as if the newly acquired operations were in the store base for more than a year was flat. Total retail square footage, including acquired stores and licensed stores and excluding the divested stores of Cub Foods Chicago and Shop 'n Save Pittsburgh from the prior year, increased to approximately 86 million square feet, an increase of approximately 185 percent from last year's second quarter.

    Reported retail operating earnings for the second quarter was $360.5 million compared to $39.0 million last year. The increase in retail operating earnings reflects the acquisition of Albertson's premier retail properties. Reported operating earnings as a percent of sales were 4.2 percent compared to 1.6 percent last year. The increase in retail operating earnings as a percent of sales reflects the impact of last year's charge of $62 million pre-tax, or 254 basis points, related to the plan to sell the Shop 'n Save Pittsburgh stores and losses incurred from Hurricane Katrina. Second quarter fiscal 2007 operating earnings also include $1.8 million pre-tax of expense from the adoption of FAS 123R related to stock option expensing.

    Net new store activity since last year's second quarter, included 707 combination stores (combination stores are defined as grocery and pharmacy), 354 grocery stores and 26 limited assortment grocery stores. As of the end of the second quarter, SUPERVALU's retail store network of 2,504 stores includes approximately 928 combination stores, 406 grocery stores, and 1,170 limited assortment grocery stores. Included in the total store counts are 118 fuel centers and 867 licensed limited assortment grocery stores.

    For the first half of fiscal 2007, SUPERVALU's retail segment reported net sales of $11.5 billion compared to $5.6 billion last year and operating earnings of $489.1 million compared to $166.5 million last year. Fiscal 2007 first half retail operating earnings include the benefit of approximately $10 million pre-tax from the sale of a minority partnership interest in two retail stores in the Northwest partially offset by approximately $5.4 million of pre-tax expense from the adoption of FAS 123R related to stock option expensing. Fiscal 2006 first half retail operating earnings included pre-tax charges of approximately $62 million related to the plan to sell the Shop 'n Save Pittsburgh stores and losses incurred from Hurricane Katrina.

    Supply Chain Services Segment - Second quarter net sales for supply chain services were $2.1 billion, up approximately 1.6 percent from last year. The sales increase primarily reflects new business growth, which was partially offset by normal customer attrition.

    Reported supply chain services operating earnings for the second quarter were $56.0 million compared to $47.7 million in last year's second quarter. Reported operating earnings as a percent of sales were
2.6 percent compared to 2.3 percent in last year's second quarter. This year's operating results include approximately $3 million of start-up costs associated with technology investments. This compares with last year's start-up costs of $10 million. Also included in this year's results was approximately $0.9 million pre-tax of expense from the adoption of FAS 123R related to stock option expensing.

    For the first half of fiscal 2007, SUPERVALU's supply chain services segment reported net sales of $5.0 billion, compared to $4.9 billion last year and operating earnings of $131.9 million, compared to $119.0 million last year. Fiscal 2007 first half supply chain services results include approximately $4.1 million pre-tax of expense from the adoption of FAS 123R related to stock option expensing.

    Other Items

    General corporate expense for the second quarter was $25.7 million compared to $9.1 million last year primarily reflecting pre-tax one-time transaction costs of approximately $16.3 million and $1.5 million pre-tax of expense from the adoption of FAS 123R related to stock option expensing. One-time transaction costs primarily include retention bonuses and consultant fees. SUPERVALU's effective tax rate for the second quarter was 38.6 percent in contrast to last year's
37.0 percent, reflecting the estimated effective tax rate for fiscal 2007 as a result of the acquisition.

    Net interest expense for the second quarter was $175.8 million compared to $24.0 million last year primarily reflecting the assumption of debt and new borrowings from the acquisition.

    Capital spending for the second quarter was $263 million, including approximately $22 million in capital leases. Capital spending primarily includes retail store expansion, store remodeling and supply chain initiatives.

    Total debt to capital was 64.3 percent at the end of the second quarter compared to 36.7 percent at fiscal 2006 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

    Diluted weighted average shares outstanding for the second quarter were 220 million shares compared to 146 million shares last year. The increase is due to the additional shares issued for the acquisition and issuances under employee benefit programs. Late in the quarter,
4.7 million shares were repurchased at an average price of $28.29 under the company's recently authorized share repurchase program. As of September 9, 2006, SUPERVALU had 207.3 million shares outstanding.


Updated Fiscal 2007 Diluted Earnings Per Share Guidance Summary
        Fiscal 2007 Diluted Earnings Per Share Guidance Range
Diluted earnings per share guidance prior to
 adjustments                                     $2.62   to     $2.80
One-time transaction costs                      ($0.30)        ($0.25)
Adoption of FAS 123R stock option expensing -
 no change                                      ($0.08)        ($0.08)
HITS impact due to no early settlement - no
 change                                         ($0.06)        ($0.06)
                                                -------        -------
Diluted earnings per share guidance after
 adjustments as of October 10                    $2.18    to    $2.41


    Previous diluted earnings per share guidance after adjustments was $2.11 to $2.36.

    SUPERVALU's fiscal 2007 outlook includes business assumptions, such as:

    -- Consumer spending will continue to be pressured by modest inflation;

    -- Total sales are estimated in a range of approximately $37 billion to $38 billion;

    -- Identical store sales for the combined retail network, as if the newly acquired operations were in the store base for more than a year, are projected to be flat to slightly positive for the remainder of the year, with the acquired operations slightly positive.

    -- Store development plans are projected to be approximately 35 to 40 standard size stores and 50 to 75 limited assortment stores, including licensed stores. Major remodels are estimated at approximately 80 stores. This includes store development activities by the acquired properties in the quarter prior to the acquisition;

    -- Sales attrition, exclusive of new business, in the traditional food distribution business will approximate the historical rate of approximately four percent for the year;

    -- One-time transaction costs are expected to be approximately $80 to $96 million pre-tax, or $0.25 to $0.30 per diluted share;

    -- Charges of approximately $0.03 per diluted share will be incurred related to the final disposals of the corporate-owned Shop 'n Save Pittsburgh stores;

    -- Total capital spending is projected to be approximately $950 million, including approximately $140 million in capital leases. This does not include approximately $150 million of capital spent by the acquired properties in the quarter prior to the acquisition.

    -- Incorporated into the outlook for the year is the preliminary assessment of purchase accounting, based on initial valuations and estimates. These valuations and estimates will be refined as final valuation information is received or developed;

    --  The effective tax rate is estimated to be 38.6 percent;

    -- Weighted average diluted shares outstanding for the full fiscal year are expected to be approximately 195 million shares.

    Commenting on SUPERVALU, Noddle said, "As the new SUPERVALU continues to take shape, we are committed to our customers and all our stakeholders around the country. I am very pleased with our progress so far and the excitement of our associates throughout the company. I look forward to sharing our performance throughout the remainder of the year."

    A conference call to review the second quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 630-652-3041 with passcode 15905496 and through the company's Web site at www.supervalu.com. The conference call archive will be available through October 24, 2006.

    About SUPERVALU INC

    SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU's nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 employees. For more information about SUPERVALU visit www.supervalu.com.

    CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

    Except for the historical and factual information contained herein, the matters set forth in this news release, including statements as to the progress and expected benefits of the combination of the operations of Albertson's, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the combination of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition, economic and industry conditions, security and food and drug safety issues, severe weather and natural disasters, labor relations and employee benefit costs, expansion, liquidity, legal and administrative proceedings, regulatory and accounting matters, changes in operating conditions, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC.

    You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

                                            September 9, September 10,
                                                2006         2005
(In millions, except per share data)         (12 weeks)   (12 weeks)
----------------------------------------------------------------------

Net sales
  Retail food and drug                           $8,522        $2,446
                                                   79.9%         53.7%
  Supply chain services                           2,144         2,110
                                                   20.1%         46.3%
----------------------------------------------------------------------
    Total net sales                             $10,666        $4,556
                                                  100.0%        100.0%
======================================================================

Operating earnings
  Retail food and drug operating earnings          $361           $39
  Supply chain services operating earnings           56            48
  General corporate expenses                        (26)           (9)
----------------------------------------------------------------------
    Total operating earnings                        391            78
  Interest expense, net                            (176)          (24)
----------------------------------------------------------------------
    Operating earnings before income taxes         $215           $54
  Income tax expense                                (83)          (20)
----------------------------------------------------------------------
    Net earnings                                   $132           $34
======================================================================


LIFO expense                                         $6            $3

Depreciation and amortization
  Retail food and drug                             $242           $51
  Supply chain services                              22            22
----------------------------------------------------------------------
Total                                              $264           $73
======================================================================



SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

                                            September 9, September 10,
                                                2006         2005
(In millions, except per share data)         (28 weeks)   (28 weeks)
----------------------------------------------------------------------

Net sales
  Retail food and drug                          $11,452        $5,631
                                                   69.6%         53.5%
  Supply chain services                           4,997         4,898
                                                   30.4%         46.5%
----------------------------------------------------------------------
    Total net sales                             $16,449       $10,529
                                                  100.0%        100.0%
======================================================================

Operating earnings
  Retail food and drug operating earnings          $489          $167
  Supply chain services operating earnings          132           119
  General corporate expenses                        (62)          (27)
----------------------------------------------------------------------
    Total operating earnings                        559           259
  Interest expense, net                            (202)          (61)
----------------------------------------------------------------------
    Operating earnings before income taxes         $357          $198
  Income tax expense                               (138)          (73)
----------------------------------------------------------------------
    Net earnings                                   $219          $125
======================================================================


LIFO expense                                         $9            $4

Depreciation and amortization
  Retail food and drug                             $299          $115
  Supply chain services                              52            52
----------------------------------------------------------------------
Total                                              $351          $167
======================================================================



SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

                                  Sept. 9,          Sept. 10,
                                    2006               2005
(In millions, except per share               % of               % of
 data)                           (12 weeks)  sales  (12 weeks)  sales
----------------------------------------------------------------------

Net sales                          $10,666   100.0%    $4,556   100.0%
Cost of sales                        8,205    76.9%     3,895    85.5%
----------------------------------------------------------------------
Gross profit                         2,461    23.1%       661    14.5%

Selling, general and
 administrative expenses             2,070    19.4%       583    12.8%
----------------------------------------------------------------------
Operating earnings                     391     3.7%        78     1.7%

  Interest expense, net                176     1.7%        24     0.5%
----------------------------------------------------------------------
Earnings before income taxes           215     2.0%        54     1.2%
Income tax expense                      83     0.8%        20     0.5%
----------------------------------------------------------------------

Net earnings                          $132     1.2%       $34     0.7%
======================================================================


Earnings per common share
Basic
   Net earnings                      $0.63              $0.25
Diluted
   Net earnings                      $0.61              $0.24
Weighted average number of common
 shares outstanding
   Basic                               211                136
   Diluted                             220                146



SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

                                  Sept. 9,          Sept. 10,
                                    2006               2005
(In millions, except per share   (28 Weeks)  % of   (28 Weeks)  % of
 data)                                       sales              sales
----------------------------------------------------------------------

Net sales                          $16,449   100.0%   $10,529   100.0%
Cost of sales                       13,173    80.1%     8,998    85.5%
----------------------------------------------------------------------
Gross profit                         3,276    19.9%     1,531    14.5%

Selling, general and
 administrative expenses             2,717    16.5%     1,272    12.1%
----------------------------------------------------------------------
Operating earnings                     559     3.4%       259     2.4%

  Interest expense, net                202     1.2%        61     0.5%
----------------------------------------------------------------------
Earnings before income taxes           357     2.2%       198     1.9%
Income tax expense                     138     0.9%        73     0.7%
----------------------------------------------------------------------

Net earnings                          $219     1.3%      $125     1.2%
======================================================================


Earnings per common share
Basic
   Net earnings                      $1.26              $0.92
Diluted
   Net earnings                      $1.21              $0.88
Weighted average number of common
 shares outstanding
   Basic                               174                136
   Diluted                             184                146



SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(In millions)                                September 9, February 25,
                                                 2006         2006
----------------------------------------------------------------------

ASSETS
Current Assets
  Cash and cash equivalents                         $281         $686
  Accounts and notes receivable, net                 963          439
  Inventories                                      2,885          954
  Prepaid and other current assets                   452           89
----------------------------------------------------------------------
    Total Current Assets                           4,581        2,168

Land, buildings, leasehold improvements and
 equipment, net                                    8,756        1,969

Goodwill                                           5,897        1,614

Intangibles, net                                   2,682           94

Other assets                                         596          193
----------------------------------------------------------------------

Total Assets                                     $22,512       $6,038
======================================================================

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current Liabilities
  Accounts payable and accrued liabilities        $2,938       $1,262
  Current maturities of long-term debt and
   capital lease obligations                         443          112
  Other current liabilities                        1,868          133
----------------------------------------------------------------------
    Total Current Liabilities                      5,249        1,507

Long-term debt and obligations under capital
 Leases                                            8,871        1,406

Other long-term liabilities and deferred
 credits                                           3,220          506

Total Stockholder's Equity                         5,172        2,619

----------------------------------------------------------------------

Total Liabilities and Stockholders' Equity       $22,512       $6,038
======================================================================


                               EXHIBIT
                   SUPERVALU INC. AND SUBSIDIARIES
                       SUPPLEMENTAL INFORMATION
                             (Unaudited)

                            Sept. 9,  Sept. 10,   Sept. 9,  Sept. 10,
                              2006       2006       2006       2006
                           (12 Weeks) (12 Weeks) (28 Weeks) (28 Weeks)
                           -------------------------------------------
Dilutive Earnings per
 share, As Reported            $0.61      $0.24      $1.21      $0.88
                           ===========================================

  Hurricane Katrina                        0.02                  0.02

  SNS Pittsburgh Impairment                0.25                  0.25

  Stock Option Expensing        0.01                  0.06

  One-Time Transaction
   Costs                        0.04                  0.10

  Hybrid Income Term
   Security Units               0.02                  0.02


This is a non-GAAP list of items included in the earnings release.


    CONTACT: SUPERVALU INC.
             Investors and Financial Media:
             Yolanda Scharton
             952-828-4540
             yolanda.scharton@supervalu.com